  Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of RumbleOn, Inc. of our report dated February 27, 2018, relating to our audit of the financial statements RumbleOn, Inc. as of and for the years ended December 31, 2017 and 2016, which report is included in RumbleOn, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.  We also consent to the reference to our firm under the caption "Experts" in such registration statement.

/s/ Scharf Pera & Co., PLLC

Charlotte, North Carolina
February 6, 2019